SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   May 16, 2001

        DATA RESEARCH ASSOCIATES, INC.
(Exact Name of Registrant as Specified in its Charter)

MISSOURI (State or Other Jurisdiction of Incorporation)	0-20244 (Commission File Number)	43-1063230 (IRS Employer Identification No.)

1276 North Warson Rd., St. Louis, Missouri (Address of Principal Executive Offices)	63132 (Zip Code)

(314) 432-1100 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report.)

ITEM 5.    Other Events.

        On May 16, 2001, SIRSI Holdings Corp., a privately held company ("SIRSI") and Data Research Associates, Inc. (the "Company") announced the signing of a definitive merger agreement providing for a subsidiary of SIRSI to purchase all outstanding common stock of the Company for $11.00 per share in cash, or approximately $51.5 million. Attached hereto as exhibits are the Agreement and Plan of Merger, the Employment Agreement between an affiliate of SIRSI and Michael J. Mellinger, CEO of the Company, and the Support Agreement executed by the two principal shareholders of the Company and their spouses.

ITEM 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among the Company, McGuire Acquisition Inc. and SIRSI dated as of May 16, 2001.

10.1	Employment and Consulting Agreement by and between SIRSI Corporation and Michael J. Mellinger dated as of May 16, 2001.

10.2	Support Agreement by and among McGuire Acquisition Inc., SIRSI and the two principal shareholders of the Company dated as of May 16, 2001.

_______________

*    Schedules and similar attachments are omitted in accordance with Item 601(b)(2) of Regulation S-K and a brief description of such omitted schedules and similar attachments is included herein. The Company undertakes to supplementally provide the Securities and Exchange Commission with a copy of any such omitted schedules or similar attachment upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2001

DATA RESEARCH ASSOCIATES, INC.

By: /s/ Katharine W. Kilper Katharine W. Kilper Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger by and among the Company, McGuire Acquisition Inc. and SIRSI dated as of May 16, 2001.

10.1	Employment and Consulting Agreement by and between SIRSI Corporation and Michael J. Mellinger dated as of May 16, 2001.

10.2	Support Agreement by and among McGuire Acquisition Inc., SIRSI and the two principal shareholders of the Company dated as of May 16, 2001.

_______________

*    Schedules and similar attachments are omitted in accordance with Item 601(b)(2) of Regulation S-K and a brief description of such omitted schedules and similar attachments is included herein. The Company undertakes to supplementally provide the Securities and Exchange Commission with a copy of any such omitted schedules or similar attachment upon request.